Exhibit 99.1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of January 26, 2022, by and among Temasek Holdings (Private) Limited, Fullerton Management Pte Ltd, Temasek Life Sciences Private Limited, and V-Sciences Investments Pte Ltd.

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them a Schedule 13G (including any and all amendments thereto) with respect to the Class A common stock of TPG, Inc., and further agree that this Agreement shall be included as an Exhibit to such joint filings. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

Temasek Holdings (Private) Limited
By:	/s/ Jason Norman Lee
Title: Authorised Signatory

Fullerton Management Pte Ltd
By:	/s/ Gregory Tan
Title: Director

Temasek Life Sciences Private Limited
By:	/s/ Lim Siew Lee Sherlyn
Title: Director

V-Sciences Investments Pte Ltd
By:	/s/ Zahedah Abdul Rashid
Title: Director